Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS

FISCAL YEAR 2005 RESULTS

Record Revenues of $232.5 Million

Operating Income Margin Grows From 34% to 38%

Diluted earnings per share of $1.32

Quarterly Dividend Increases 14% to 8 Cents per Share

PARSIPPANY, NJ – June 2, 2005 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported financial results for the fiscal year and fourth quarter ended April 30, 2005.  Revenues for the fiscal year increased 13.1% to $232.5 million, as compared to $205.6 million for the same period last year.  The Company reported net income of $50.0 million, or $1.32 per diluted share, for the year as compared to $43.0 million, or $1.15 per diluted share, last year.

“I am extremely pleased with the efforts of our franchisees and the improved profitability of our company-owned offices this past tax season,” said Michael Lister, Chairman and Chief Executive Officer.  “The system gained momentum through the tax season in the midst of a very competitive environment, resulting in strong revenue, net income and cash flow growth for shareholders, while delivering value to our tax preparation customers.”

For the full fiscal year, the number of tax returns prepared by the Company’s nationwide network of tax preparation offices increased 5.9% to 3.3 million and the number of financial products facilitated increased 10.7% to 3.1 million.  These financial products included 1.2 million refund anticipation loans, an increase of approximately 7.8%.  Average revenue per tax return increased 6.7%, to $156.56.  Total offices for the tax season increased 11.1% to 5,484.

Total expenses increased by $9.7 million, or 7.1%.  Marketing and advertising expenses increased by $3.5 million, in line with revenue growth.  Expenses associated with

7 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.496.1040 Fax: 973.496.2760

www.jacksonhewitt.com

growth of the Gold Guarantee® product increased by approximately $1.8 million, to $3.9 million.

Revenues for the year included $33.9 million of other financial product revenues, of which $10.8 million ($0.17 per diluted share) was related to refund anticipation loans facilitated in prior years with Santa Barbara Bank & Trust (“SBB&T”).  Included at the end of this release is a schedule reflecting revenues, net income, and earnings per share on an “as reported” basis and on an “as adjusted” basis.  The adjustments reflect results of operations as if the new SBB&T agreement had been in effect for refund anticipation loans facilitated beginning in January 2004 and other significant items affecting comparability of results.  Beginning in January 2005, the Company primarily earned a fixed fee for refund anticipation loans facilitated by SBB&T.

The fiscal year’s results also included a first quarter stock-based compensation charge of $4.5 million related to the initial public offering.  Independent public company costs for the year were $4.9 million.  In 2004, the Company incurred a litigation settlement charge of $10.4 million.

Strong cash flow resulted in $113.3 million in cash balances as of April 30, 2005.  The transition to the new agreement with SBB&T, as well as the deferral of tax payments for both federal and state income tax purposes, contributed in excess of $40 million to operating cash flow.  Debt as of April 30, 2005 consisted solely of $175.0 million of floating rate senior unsecured notes issued in June 2004.

Franchise Operations

Total revenues for the year increased 13.7% to $169.5 million, as compared to $149.0 million in the same period last year.  Royalty and marketing and advertising revenues increased by $10.9 million, or 14.4%, primarily as a result of a 6.7% increase in the number of tax returns prepared by franchisees, to 2.9 million, and a 6.2% increase in average revenue per tax return prepared by franchisees, to $156.61.  The average royalty rate earned by the Company for the 2005 fiscal year was 13.0%, as compared to 12.8% for fiscal year 2004.

Financial product fees increased for the year by 18.5% to $36.0 million, driven by an increase in penetration rates across products and higher financial product fees earned on average by the Company.  Financial product fees during the year averaged $11.75, an increase of 7.1% as compared to the same period in the prior year.

Other financial product revenues increased by $3.7 million primarily due to collection of refund anticipation loans facilitated in prior years.

Total expenses in fiscal 2005 increased by 16.2%, as compared to the same period last year, principally due to increased marketing and advertising expenses, which grew in line with revenue growth, and higher costs of operations, largely attributable to amortization of costs associated with the Gold Guarantee product.  The Company

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amortizes both the revenues and the expenses related to the Gold Guarantee product over the product’s 36-month life.  Income before income taxes increased by $11.5 million, or 12.5%, as compared to the prior year.

Company-Owned Office Operations

The Company initiated strategic initiatives to increase profitability, such as closure of underperforming offices and improved management of expenses, largely related to improved utilization of labor.  As a result of the successful implementation of these initiatives and higher average revenue per tax return, income before taxes for the year more than tripled to $7.3 million.

Service revenues increased 11.4% to $63.0 million, as compared to $56.6 million last year, driven by a 10.4% increase in average revenue per tax return and a 0.9% increase in tax return volumes.  Greater office productivity and higher average revenue per tax return more than offset the marginal growth in the number of tax returns prepared caused by the closure and replacement of the existing company-owned office base.

Corporate and Other

Factors contributing to the $29.0 million in loss before income taxes included:  $6.7 million of interest expense primarily related to the $175.0 million of senior notes issued at the time of the IPO; $4.9 million of independent public company costs, consisting primarily of additional insurance costs and stock-based compensation; and $4.5 million of stock-based compensation charges incurred in the first quarter related to the IPO.  These items compare with a $10.4 million litigation settlement charge incurred in fiscal year 2004.

Liquidity and Capital Resources

Cash balances were $113.3 million as of April 30, 2005.  There were no outstanding borrowings under the Company’s $100.0 million revolving credit facility at year-end.

The Company is currently in the process of refinancing its existing debt and revolving credit facility.  In the first quarter of fiscal year 2006, the Company expects to incur a non-cash charge of approximately $2.7 million with respect to the write-off of deferred costs associated with the existing debt and credit facility.

The Company has been authorized to commence a share repurchase program of up to 500,000 shares.  The Company intends to expand the share repurchase program to $40 - $50 million after the closing of the new credit facility.  Further information regarding uses of excess cash flow and the Company’s capital structure will be provided on today’s analyst and investor conference call.

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The Company’s Board of Directors declared on May 26, 2005 an increase in the quarterly dividend from $0.07 per share to $0.08 per share.  The dividend is payable on July 15, 2005 to shareholders of record as of June 28, 2005.

Conference Call

Michael Lister, Chairman and Chief Executive Officer, and Mark Heimbouch, Chief Financial Officer, will host a live webcast over the internet at 11:00 a.m. Eastern Time this morning, Thursday, June 2 to discuss the fiscal year’s results, planning for next tax season, and to provide further details on management’s plans regarding capital structure and deployment of cash balances.  Please visit the investor relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast and the accompanying slide presentation.

Annual meeting

The Company will hold its first annual shareholder meeting on September 20, 2005.  Details regarding time and place will be announced at a later date.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX) is the second largest tax preparation service company in the United States, with over 5,400 franchised and company-owned offices in 49 states and the District of Columbia. Specializing in electronic filing (IRS e-file), the Company provides full service, individual federal and state income tax preparation and facilitates related financial products.  Most Jackson Hewitt offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information about the Company may be obtained by visiting the Company’s website at www.jacksonhewitt.com.

Contacts:

Investor Relations:	Media Relations:
David Kraut	Sheila Cort
Senior Director,	Senior Director,
Treasury and Investor Relations	Communications
973-496-3401	973-496-2702

This press release contains forward-looking statements based upon current information and expectations, including the Company’s expectations regarding prepayment of its senior notes, the refinancing of its debt and credit facility and implementation of a share repurchase program.  Actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to:  the Company’s ability to refinance its debt and credit facility; the Company’s ability to achieve the same level of growth in revenues and profits that it has in the past; government initiatives that simplify tax return preparation and government legislation

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and regulation of the industry and products and services, including refund anticipation loans; the success of the Company’s franchise operations; changes in the Company’s relationship with financial product providers; the seasonality of the Company’s business and its effect on the stock price; the Company’s compliance with its debt and revolving credit facility covenants; the Company’s exposure to litigation; and, the effect of market conditions within the tax return preparation industry.  Additional information concerning these and other factors that could impact the Company’s business can be found in the Company’s public filings with the Securities and Exchange Commission (“SEC”).  Copies are available from the SEC or the Jackson Hewitt website.  The Company assumes no obligation to update any forward-looking statements or information, which speak only as of the date they were made.

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JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,		Fiscal Years Ended April 30,
	2005	2004	2005	2004

Revenues
Franchise operations revenues:
Royalty	$38,174	$34,358	$59,360	$51,646
Marketing and advertising	17,547	16,031	27,416	24,213
Financial product fees	19,127	18,760	35,990	30,384
Other financial product revenues	25,817	23,577	33,934	30,255
Other	4,442	4,450	12,766	12,527
Service revenues from company-owned office operations	37,945	35,595	63,021	56,590
Total revenues	143,052	132,771	232,487	205,615

Expenses
Cost of franchise operations (a)	7,551	5,995	27,426	21,921
Marketing and advertising	12,791	11,130	32,966	29,464
Cost of company-owned office operations	21,282	20,655	42,928	41,639
Selling, general and administrative (b)	7,501	5,839	30,397	30,500
Depreciation and amortization	2,751	2,970	11,398	11,911
Total expenses	51,876	46,589	145,115	135,435

Income from operations	91,176	86,182	87,372	70,180
Other income/(expense):
Interest income	745	108	1,484	657
Interest expense (c)	(2,161)	(111)	(6,700)	(373)
Income before income taxes	89,760	86,179	82,156	70,464
Provision for income taxes	35,185	33,748	32,205	27,504

Net income	$54,575	$52,431	$49,951	$42,960

Earnings per share:
Basic	$1.45	$1.40	$1.33	$1.15
Diluted	$1.44	$1.40	$1.32	$1.15

Weighted average shares outstanding:
Basic	37,651	37,500	37,615	37,500
Diluted	37,835	37,500	37,752	37,500

Notes to the Consolidated Statements of Operations:

Certain amounts in the prior year Consolidated Statements of Operations have been reclassified to conform to the current year presentation.

(a)          For the year ended April 30, 2004 the Company incurred a $2.0 million reduction in bad debt reserves as a result of improved collection performance.

(b)         For the year ended April 30, 2005 the Company incurred a stock-based compensation charge of $4.5 million related to the issuance to employees of vested stock options and common stock in exchange for Cendant Corporation stock options and unvested restricted stock units that were held by such employees prior to the initial public offering (“IPO”).

For the year ended April 30, 2004 the Company incurred a litigation settlement charge of $10.4 million in connection with an action filed by 154 of the Company’s franchisees against the Company and SBB&T alleging, among other things, that the Company breached an agreement with them by not paying them a portion of other financial product revenues.

(c)          Interest expense increased during the three and twelve months ended April 30, 2005 primarily as a result of the issuance in June 2004 of $175.0 million of floating rate senior unsecured notes in connection with the IPO.

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of	As of
	April 30, 2005	April 30, 2004
Assets
Current assets:
Cash and cash equivalents	$113,264	$5,266
Accounts receivable, net of allowance for doubtful accounts of $1,840 and $1,121, respectively	15,187	31,315
Notes receivable, net	3,156	2,593
Prepaid expenses and other	7,542	4,810
Deferred income taxes	3,446	5,074
Total current assets	142,595	49,058

Property and equipment, net	33,942	37,347
Goodwill	392,691	392,368
Other intangible assets, net	87,634	89,902
Due from Cendant Corporation (a)	—	143,985
Notes receivable, net	2,765	2,804
Other non-current assets	15,462	10,478
Total assets	$675,089	$725,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$49,545	$26,095
Deferred revenues	7,834	5,558
Total current liabilities	57,379	31,653

Long-term debt (a)	175,000	—
Deferred income taxes	36,005	26,335
Other non-current liabilities	10,468	12,858
Total liabilities	278,852	70,846

Stockholders’ equity:
Common stock, par value $0.01
Authorized: 200,000,000 shares Issued and outstanding: 37,634,327 and 37,500,000 shares, respectively	376	375
Additional paid-in capital (a)	344,908	475,844
Retained earnings (a)	50,953	178,877
Total stockholders’ equity	396,237	655,096
Total liabilities and stockholders’ equity	$675,089	$725,942

Notes to the Consolidated Balance Sheets:

Certain amounts in the prior year Consolidated Balance Sheet have been reclassified to conform to the current year presentation.

(a)          In connection with the IPO in June 2004, the Company paid a special dividend to Cendant Corporation of $306.9 million.  The $175.0 million cash portion of the dividend was funded entirely from the net proceeds of a floating rate senior unsecured notes issuance and the remaining $131.9 million represents the cancellation of a receivable due from Cendant.

JACKSON HEWITT TAX SERVICE INC.

FRANCHISE RESULTS OF OPERATIONS

(Unaudited)

(Dollars in thousands)

	Three Months Ended April 30,		Fiscal Years Ended April 30,
	2005	2004	2005	2004

Revenues
Royalty	$38,174	$34,358	$59,360	$51,646
Marketing and advertising	17,547	16,031	27,416	24,213
Financial product fees	19,127	18,760	35,990	30,384
Other financial product revenues	25,817	23,577	33,934	30,255
Other	4,442	4,450	12,766	12,527
Total revenues	105,107	97,176	169,466	149,025

Expenses
Cost of operations	7,551	5,995	27,426	21,921
Marketing and advertising	9,539	9,138	27,416	24,212
Selling, general and administrative	770	332	4,130	3,597
Depreciation and amortization	1,998	1,899	7,645	7,608
Total expenses	19,858	17,364	66,617	57,338

Income from operations	85,249	79,812	102,849	91,687
Other income/(expense):
Interest income	315	108	1,029	657
Income before income taxes	$85,564	$79,920	$103,878	$92,344

Certain amounts in the prior year Consolidated Statements of Operations have been reclassified to conform to the current year presentation.

JACKSON HEWITT TAX SERVICE INC.

COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(Dollars in thousands)

	Three Months Ended April 30,		Fiscal Years Ended April 30,
	2005	2004	2005	2004

Revenues
Service revenues from operations	$37,945	$35,595	$63,021	$56,590

Expenses
Cost of operations	21,282	20,655	42,928	41,639
Marketing and advertising	3,252	1,992	5,550	5,252
Selling, general and administrative	995	751	3,554	3,075
Depreciation and amortization	753	1,071	3,753	4,303
Total expenses	26,282	24,469	55,785	54,269

Income from operations	11,663	11,126	7,236	2,321
Other income/(expense):
Interest income	—	—	25	—
Income before income taxes	$11,663	$11,126	$7,261	$2,321

JACKSON HEWITT TAX SERVICE INC.

CORPORATE AND OTHER RESULTS OF OPERATIONS

(Unaudited)

(Dollars in thousands)

	Three Months Ended April 30,		Fiscal Years Ended April 30,
	2005	2004	2005	2004

Expenses (a)
General and administrative	$6,381	$3,245	$18,850	$13,418
Stock-based compensation charge related to the IPO	—	—	4,508	—
Litigation settlement charge/(recovery)	(645)	1,511	(645)	10,410

Total expenses	$5,736	$4,756	$22,713	$23,828

Other income/(expense):
Interest income	430	—	430	—
Interest expense	(2,161)	(111)	(6,700)	(373)
Loss before income taxes	$(7,467)	$(4,867)	$(28,983)	$(24,201)

Certain amounts in the prior year Consolidated Statements of Operations have been reclassified to conform to the current year presentation.

(a)  Included in selling, general and administrative in the Consolidated Statements of Operations.

JACKSON HEWITT TAX SERVICE INC.

SELECTED KEY OPERATING STATISTICS

(Unaudited)

Operating Statistics:

	Three Months Ended April 30,		Fiscal Years Ended April 30,
	2005	2004	2005	2004
Offices:
Franchise operations	4,871	4,330	4,871	4,330
Company-owned office operations	613	605	613	605
Total offices - system	5,484	4,935	5,484	4,935

Tax returns prepared (in thousands):
Franchise operations	1,879	1,791	2,917	2,735
Company-owned office operations	258	265	403	400
Total tax returns prepared - system	2,137	2,056	3,320	3,135

Average revenues per tax return prepared:
Franchise operations (1)	$155.69	$149.17	$156.61	$147.53
Company-owned office operations (2)	$146.87	$134.40	$156.18	$141.48
Average revenues per tax return prepared - system	$154.60	$147.27	$156.56	$146.76

Financial products (in thousands)	2,034	1,909	3,064	2,769
Average financial product fees per financial product (3)	$9.40	$9.81	$11.75	$10.97

Notes:

(1) Calculated as total revenues earned by the Company’s franchisees, which does not represent revenues earned by the Company, divided by the number of tax returns prepared by the Company’s franchisees (see calculation below).  The Company earns royalty and marketing and advertising revenues, which represent a percentage of the revenues received by the Company’s franchisees.

(2) Calculated as tax preparation revenues and related fees earned by company-owned offices (as reflected in the Consolidated Statements of Operations) divided by the number of tax returns prepared by company-owned offices.

(3) Calculated as revenues earned from financial product fees (as reflected in the Consolidated Statements of Operations) divided by the number of financial products facilitated.

Calculation of average revenues per tax return prepared in Franchise Operations:

	Three Months Ended April 30,		Fiscal Years Ended April 30,
(dollars in thousands, except per tax return prepared data)	2005	2004	2005	2004

Total revenues earned by Jackson Hewitt franchisees (A)	$292,582	$267,156	$456,820	$403,505

Average royalty rate (B)	13.05%	12.86%	12.99%	12.80%
Marketing and advertising rate (C)	6.00%	6.00%	6.00%	6.00%
Combined royalty and marketing and advertising rate (B plus C)	19.05%	18.86%	18.99%	18.80%

Royalty revenues (A times B)	$38,174	$34,358	$59,360	$51,646
Marketing and advertising revenues (A times C)	17,547	16,031	27,416	24,213
Total royalty and marketing and advertising revenues	$55,721	$50,389	$86,776	$75,859

Number of tax returns prepared by franchisees (D)	1,879	1,791	2,917	2,735

Average revenues per tax return prepared by franchisees (A divided by D)	$155.69	$149.17	$156.61	$147.53

Amounts may not recalculate precisely due to rounding differences.

JACKSON HEWITT TAX SERVICE INC.

ADJUSTED RESULTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended April 30,		Fiscal Years Ended April 30,
	2005	2004	2005	2004

Total revenues, as reported.	$143,052	$132,771	$232,487	$205,615
Less: Other financial products revenues related to SBB&T, as reported	(24,326)	(23,040)	(30,700)	(29,098)
Add: Other financial products revenues if new agreement with SBB&T was effective with the facilitation of refund anticipation loans beginning in Fiscal 2004 (a)	19,031	15,076	19,936	15,873
Total revenues, as adjusted	$137,757	$124,807	$221,723	$192,390

Net income, as reported	$54,575	$52,431	$49,951	$42,960
Less: Other financial products revenues related to SBB&T, as reported	(24,326)	(23,040)	(30,700)	(29,098)
Add: Other financial products revenues if new agreement with SBB&T was effective with the facilitation of refund anticipation loans beginning in Fiscal 2004 (a)	19,031	15,076	19,936	15,873
Less: Stock-based compensation charge related to the IPO (b)	—	—	4,508	—
Less: Litigation settlement charge/(recovery) (c)	(645)	1,511	(645)	10,410
Less: Bad debt reserve adjustment due to improved collection performance	—	—	—	(2,001)
Add: Independent public company costs (d)	—	(1,283)	—	(4,922)
Add: Interest expense related to debt (e)	—	(2,090)	—	(6,349)
Adjustment to as reported provision for income taxes	(2,328)	(3,848)	(2,705)	(6,279)
Net income, as adjusted	$50,963	$46,453	$45,755	$33,152

Earnings per share, as reported
Basic	$1.45	$1.40	$1.33	$1.15
Diluted	$1.44	$1.40	$1.32	$1.15

Earnings per share, as adjusted
Basic	$1.35	$1.24	$1.22	$0.88
Diluted	$1.35	$1.24	$1.21	$0.88

A “non-GAAP financial measure” is defined as a numerical measure of a company’s performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States of America.  In the schedule presented above, the Company has included a comparison of such non-GAAP financial measures to the most directly comparable GAAP financial measures.  Management believes the above presentation of total revenues, net income and earnings per share on an “as adjusted” basis, which are non-GAAP financial measures, is necessary to reflect the impact of the new agreement with SBB&T as if such agreement was in effect for all periods presented as well as to reflect the impact of adjusting certain significant items in the results of operations in order to help investors compare, on an equivalent basis, the Company’s financial results for the current periods presented to its financial results for prior periods presented.

(a)     The Company entered into a new agreement with SBB&T which became effective with the facilitation of refund anticipation loans beginning in January 2005.  Other financial product revenues were adjusted to exclude revenues under the prior agreement in which the Company primarily earned a portion of the difference between finance fees paid by customers to SBB&T and the loan amounts that SBB&T was unable to collect and has been prepared as if the renegotiated agreement had been in effect for refund anticipation loans beginning in Fiscal 2004.

(b)    For the year ended April 30, 2005, the Company incurred a stock-based compensation charge of $4.5 million related to the issuance to employees of vested stock options and common stock in exchange for Cendant Corporation stock options and unvested restricted stock units that were held by such employees prior to the IPO.

(c)     For the year ended April 30, 2004, the Company incurred a litigation settlement charge of $10.4 million in connection with an action filed by 154 of the Company’s franchisees against the Company and SBB&T alleging, among other things, that the Company breached an agreement with them by not paying them a portion of other financial product revenues.

(d)    Since becoming an independent company effective June 25, 2004, the Company has incurred $4.9 million in independent public company costs primarily related to directors and officers and errors and ommissions insurance coverage and stock-based compensation.  These costs have been included in Fiscal 2004 results of operations for comparative purposes.

(e)     Relates primarily to issuance in June 2004 of $175.0 million of five-year floating rate senior unsecured notes in connection with the IPO.  These expenses have been included in Fiscal 2004 results of operations for comparative purposes.

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